Exhibit 99.1
Butterfly Network Appoints Mike Noonen to Board of Directors
Seasoned Semiconductor Leader Brings Three Decades of Experience Scaling Chip Companies
NEW YORK & BURLINGTON, Mass.--October 5, 2026-- Butterfly Network, Inc. (NYSE: BFLY) ("Butterfly"), a pioneer and leader in semiconductor-based ultrasound devices, programmable cloud software and AI, today announced the appointment of Mike Noonen to its Board of Directors, effective October 9, 2026. Mr. Noonen will serve on the Board's Compensation Committee and Technology Committee. With his appointment, the Board expands to seven directors.
Mr. Noonen is a seasoned semiconductor executive with 30 years of experience leading technology businesses, resulting in two IPOs and multiple acquisitions. He most recently served as CEO of Swave Photonics, a fabless semiconductor company developing holographic chips. Previously, he was CEO of MixComm, a 5G and satellite communications semiconductor company acquired by Sivers Semiconductors in 2022.
Earlier in his career, Mr. Noonen held senior global leadership roles at two of the industry's largest semiconductor companies. He served as Executive Vice President of Global Products, Design, Sales and Marketing at GlobalFoundries, and as Executive Vice President of Worldwide Sales and Marketing at NXP Semiconductors. He is also the co-founder and former Chairman of Silicon Catalyst, the world's first semiconductor-focused incubator, named EE Times Start-Up of the Year in 2015. In 2013, he was elected to the Global Semiconductor Alliance Board of Directors. Mr. Noonen holds a Bachelor of Science in Electrical Engineering from Colorado State University, which named him its College of Engineering Distinguished Alumnus of the Year in 2012.
“Butterfly is thrilled to bring in an industry veteran as we continue to grow our semiconductor business,” said Joseph DeVivo, President, Chief Executive Officer and Chairman of Butterfly. “Mike’s perspective will be a valuable addition to our Board as we continue to advance our multi-faceted platform strategy, develop our next generation of silicon and build out the Butterfly Embedded™ ecosystem."
"Butterfly took semiconductor technology into medical imaging and changed who can access ultrasound. It was an exciting proof of concept, and the platform is only at the start of its potential," said Mr. Noonen. "I'm excited to join the Board and work with Joe and the team as Butterfly advances its technology and expands into new markets."
About Butterfly Network
Butterfly Network, Inc. (NYSE: BFLY) is a pioneer and leader in semiconductor-based ultrasound devices, programmable cloud software and AI. Butterfly first proved its technology in the point-of-care ultrasound market – commercializing the world's first single-probe, whole-body portable ultrasound device, which is now on its best-selling, third-generation: Butterfly iQ3™. The Company combines its advanced hardware with cloud software and AI, an enterprise workflow solution (Compass AI™) and other offerings to drive adoption of affordable, accessible ultrasound. Butterfly also enables third-party development of imaging AI apps through Butterfly Garden™, its software development kit and AI marketplace.
In addition to its medical imaging products, Butterfly Embedded™ is the Company's Ultrasound-on-Chip™ licensing and co-development business designed to enable a new wave of ultrasound-enabled technologies across non-competitive healthcare markets and beyond. Through Butterfly Embedded™, partners can build and scale novel ultrasound applications powered by Butterfly's proprietary semiconductor chip and software platform.
Butterfly's innovations have been recognized by Prix Galien USA, Fierce 50, TIME's Best Inventions and Fast Company's World Changing Ideas, among other achievements. To learn more, visit: www.butterflynetwork.com
Media:
 Liz Learned Snyder
Director, PR and Communications
media@butterflynetinc.com
Investors:
 John Doherty
Chief Financial Officer
investors@butterflynetinc.com